UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 8, 2017

Energizer Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Missouri	1-36837	36-4802442
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 Maryville University Drive

St. Louis, Missouri 63141

(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 985-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2017 the Board of Directors (the “Board”) of Energizer Holdings, Inc. (the “Company”) announced the appointment of Timothy Gorman as Executive Vice President and Chief Financial Officer of the Company, effective immediately.

Mr. Gorman, 56, joined the Company in September 2014, and has served as the Interim Chief Financial Officer since June 8, 2017. Prior to that Mr. Gorman served in finance and accounting leadership roles for the Company, including as Vice President of Finance, Controller and Chief Accounting Officer from July 2015 until June 2017 and Vice President, Controller – Household Products from September 2014 to July 2015. Prior to joining the Company, Mr. Gorman worked as an independent financial consultant and in a variety of senior roles during a twenty-five year career at PepsiAmericas, Inc. (previously known as Whitman Corporation), most recently as Senior Vice President and Controller.

In connection with Mr. Gorman’s appointment, he will receive a base salary at an annualized rate of $520,000 per year and be eligible for a target bonus opportunity of 75% of base salary, based on the Company’s financial results for the 2017 fiscal year.

The Company also entered into a Change of Control Employment Agreement with Mr. Gorman with a term of two years. The Change of Control Agreement provides that Mr. Gorman will receive severance compensation in the event of certain termination events (as provided in the agreement), other than for cause, death or disability, or within specified periods following a change in control of the Company, as such terms are defined in the agreement.

Under the Change of Control Agreement, upon a change of control, Mr. Gorman will receive a pro rata annual bonus for the portion of the year occurring prior to a change of control.

If Mr. Gorman is terminated under the termination events defined in the Change of Control Agreement within specified periods of the change of control, the severance compensation payable under the Change of Control Agreement consists of:

•	a payment equal to a multiple of the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control), which will be two times in the case of Mr. Gorman;

•	a pro rata portion of Mr. Gorman’s target annual bonus for the year of termination; and

•	a lump-sum payment intended to assist with health and welfare benefits for a period of time post-termination.

Following termination of employment, Mr. Gorman is bound by a one-year covenant not to compete, a one-year non-solicitation covenant, and a covenant of confidentiality.

The description of the form of Change of Control Agreement set forth herein is a summary only and is qualified in its entirety by the full text of the form of Change of Control Agreement, a copy of which is listed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed July 8, 2015 and incorporated by reference herein.

On July 1, 2015, the Company adopted an executive severance plan which provides benefits to the Company’s senior executives in the event of a “qualifying termination” as defined in the plan, which means an involuntary termination without “cause” or a voluntary termination as a result of “good reason”. The Company does not provide employment agreements and the plan was adopted to provide executives with certain benefits in the event of a qualifying termination.

Effective upon his appointment, post-termination executive severance benefits for Mr. Gorman in the event of a qualifying termination consist of:

•	a lump sum payment of two times his annual base salary (excluding bonus and incentive compensation) at the time of the qualifying termination;

•	a pro-rata bonus payment based on the number of days during the bonus year Mr. Gorman was employed and the amount of annual bonus which the participant would have received if he or she had remained employed, based on actual Company performance; and

•	outplacement services for up to 12 months.

The payment of benefits under the plan is conditioned upon the executive executing a general release in favor of the Company, as well as confidentiality, non-solicitation, non-disparagement and non-competition obligations. In addition, no benefits will be paid to the extent duplicative of benefits under a change in control or similar agreement with the Company.

The description of the plan set forth herein is a summary only and is qualified in its entirety by the full text of the plan, a copy of which is listed as Exhibit 10.5 to Company’s Current Report on Form 8-K filed July 8, 2015 and incorporated by reference herein.

This description of Mr. Gorman’s compensation and benefits is qualified in its entirety by reference to the full text of the Company’s offer letter to Mr. Gorman, attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

The Company issued a press release on August 10, 2017 announcing Mr. Gorman’s appointment. A copy of this press release is included as Exhibit 99.1 to this Form 8-K. The information contained in the accompanying Exhibit 99.1 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Offer Letter, dated August 8, 2017, from Energizer Holdings, Inc. to Timothy Gorman

99.1	Press Release, dated August 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:	/s/ Benjamin J. Angelette
Benjamin J. Angelette
Deputy General Counsel and Corporate Secretary

Dated: August 10, 2017

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Offer Letter, dated August 8, 2017, from Energizer Holdings, Inc. to Timothy Gorman

99.1	Press Release, dated August 10, 2017.

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